Exhibit 23.1



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of SkyTerra Communications, Inc. and subsidiaries (which report contains an explanatory paragraph discussing the restatement of the financial statements), and the related financial statement schedule, dated November 10, 2005, appearing in the Prospectus of Hughes Communications, Inc., which is contained in Registration Statement No. 333-130136.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland
February 16, 2006